Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com
News Release

AMGEN’S FIRST QUARTER 2009 ADJUSTED EARNINGS

PER SHARE DECREASED 4 PERCENT TO $1.08

First Quarter 2009 Revenue

Decreased 8 Percent to $3.3 Billion

First Quarter 2009 GAAP Earnings Per Share

Decreased 3 Percent to $0.98

2009 Total Revenue Guidance Range Lowered from

$14.8 to $15.2 Billion to $14.4 to $14.8 Billion

2009 Adjusted Earnings Per Share Guidance Range

Maintained at $4.55 to $4.75

THOUSAND OAKS, Calif. (April 23, 2009) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS) of $1.08 for the first quarter of 2009, a decrease of 4 percent compared to $1.12 for the first quarter of 2008. Adjusted net income decreased 8 percent to $1,120 million in the first quarter of 2009 compared to $1,218 million in the first quarter of 2008.

Total revenue decreased 8 percent during the first quarter of 2009 to $3,308 million versus $3,613 million in the first quarter of 2008.

Adjusted EPS and adjusted net income for the first quarter of 2009 and 2008 exclude, for the applicable periods, stock option expense, certain expenses related to acquisitions, restructuring charges and certain other items. In addition, adjusted EPS and adjusted net income for the three months ended March 31, 2009 and 2008 exclude the incremental non-cash interest expense resulting from a change in accounting for convertible debt as discussed below. These expenses and other items are itemized on the attached reconciliation tables.

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AMGEN’S FIRST QUARTER ADJUSTED EPS DECREASED 4 PERCENT TO

$1.08; FIRST QUARTER REVENUE DECREASED 8 PERCENT TO $3.3 BILLION

On a reported basis and calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP EPS were $0.98 in the first quarter of 2009, a 3 percent decrease compared to $1.01 in the same quarter last year. GAAP net income decreased 7 percent to $1,019 million in the first quarter of 2009 from $1,100 million in the first quarter of 2008. Effective Jan. 1, 2009, Amgen adopted Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), which changed the method of accounting for the Company’s convertible notes. In addition, as required, the Company also revised its previously reported financial statements to apply this change in accounting to prior periods. Under this new accounting method, the Company’s EPS and net income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense. In connection with adopting FSP APB 14-1, Amgen recorded $61 million and $57 million of additional non-cash interest expense in the three months ended March 31, 2009 and 2008, respectively. In addition, the Company’s previously reported EPS and net income calculated in accordance with GAAP for the three months ended March 31, 2008 have been reduced by $0.03 per share and $36 million to $1.01 per share and $1,100 million, respectively, as a result of adopting this new accounting method.

“Our first quarter sales were affected by the continued deterioration of the global economy which has led to changes in patient and physician behavior,” said Kevin Sharer, chairman and chief executive officer. “Our future prospects remain strong. We have made progress on our plans to commercialize denosumab for PMO. Also, we are looking forward to reviewing important data on pipeline products including denosumab in certain oncology indications and Vectibix in colorectal cancer,” concluded Sharer.

Product Sales Performance

During the first quarter, total product sales decreased 8 percent to $3,238 million from $3,537 million in the first quarter of 2008. Sales in the U.S. totaled $2,502 million, a decrease of 10 percent versus $2,788 million in the first quarter of 2008. International sales decreased 2 percent to $736 million versus $749 million for the first quarter of 2008. The decline in first quarter 2009 sales reflects the negative impact of changes in foreign exchange, which aggregated approximately $69 million. Excluding the impact of foreign exchange, total product sales decreased 7 percent and international product sales increased 7 percent.

Worldwide sales of Aranesp® (darbepoetin alfa) decreased 18 percent to $626 million in the first quarter of 2009 versus $761 million during the first quarter of 2008. In the U.S., Aranesp sales decreased 28 percent to $292 million in the first quarter of 2009 versus $405 million in the first quarter of 2008. U.S. sales in the first quarter of 2009 were negatively impacted by $12 million from changes in accounting estimates related to accruals for sales incentives for sales in prior periods. In addition, sales in the first quarter of 2008 were positively impacted by $22 million due to a change in the accounting estimate related to product sales return reserves. Excluding the impact of these changes in accounting estimates, U.S. sales of Aranesp declined 21 percent in the first quarter of 2009. The decrease was principally driven by a decline in demand reflecting the negative impact, primarily in the supportive cancer care setting, of additional product label changes which occurred in the third quarter of 2008, and, to a lesser extent, loss of segment share. The decline in sales in the first quarter of 2009 was slightly offset by favorable changes in wholesaler inventories. International Aranesp sales decreased 6

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AMGEN’S FIRST QUARTER ADJUSTED EPS DECREASED 4 PERCENT TO

$1.08; FIRST QUARTER REVENUE DECREASED 8 PERCENT TO $3.3 BILLION

percent to $334 million versus $356 million in the first quarter of 2008 due to the negative impact of changes in foreign exchange, which aggregated approximately $29 million, partially offset by an increase in demand. Excluding the impact of foreign exchange, worldwide product sales decreased 14 percent and international product sales increased 2 percent.

Sales of EPOGEN® (Epoetin alfa) increased 2 percent to $565 million in the first quarter of 2009 versus $554 million in the first quarter of 2008, primarily due to an increase in demand. The increase in demand is principally due to patient population growth and an increase in price, partially offset by changes in customer purchasing patterns.

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) decreased 1 percent to $1,073 million in the first quarter of 2009 versus $1,086 million for the first quarter of 2008. Combined sales of Neulasta and NEUPOGEN in the U.S. were $796 million in the first quarter of 2009 versus $792 million in the first quarter of 2008, an increase of 1 percent due primarily to an increase in demand slightly offset by unfavorable changes in wholesaler inventories. The increase in demand was driven by a mid single digit increase in average net sales price, partially offset by a decline in units sold. Combined international sales decreased 6 percent to $277 million in the first quarter of 2009 versus $294 million for the same quarter in the prior year. This decline is due to the negative impact of changes in foreign exchange, which aggregated approximately $29 million, partially offset by an increase in demand driven by the continued conversion from NEUPOGEN to Neulasta. Excluding the impact of foreign exchange, combined worldwide product sales of NEUPOGEN and Neulasta increased 1 percent and international product sales increased 4 percent.

Sales of Enbrel® (etanercept) decreased 20 percent in the first quarter to $758 million versus $951 million during the same period in 2008, driven primarily by unfavorable changes in wholesaler inventory and to a lesser extent a decline in demand. Sales of ENBREL benefited from approximately $120 million of wholesaler inventory loading due to a shift to wholesaler distribution in the first quarter of 2008. Excluding this positive impact to the first quarter of 2008 and the decline in wholesaler inventory levels during the first quarter of 2009, ENBREL sales decreased 5 percent in the first quarter of 2009 versus the prior year, primarily due to a decline in demand. This decline in demand was principally due to a decrease in units sold partially offset by an increase in the average net sales price. ENBREL sales were affected by slowed tumor necrosis factor (TNF) segment growth and increased competitive activity. However, ENBREL continues to maintain a leading position in both the rheumatology and dermatology segments.

Worldwide sales of Sensipar® (cinacalcet) increased 11 percent to $148 million in the first quarter of 2009 versus $133 million during the first quarter of 2008, primarily as a result of increased demand.

Vectibix® (panitumumab) sales for the first quarter were $53 million as compared to $34 million in the first quarter of 2008. Sales growth for the first quarter was driven by international demand as a result of recent launches of Vectibix in Europe, partially offset by lower U.S. demand.

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AMGEN’S FIRST QUARTER ADJUSTED EPS DECREASED 4 PERCENT TO

$1.08; FIRST QUARTER REVENUE DECREASED 8 PERCENT TO $3.3 BILLION

Operating Expense Analysis on an Adjusted Basis:

Cost of sales decreased 13 percent to $474 million in the first quarter of 2009 versus $542 million in the first quarter of 2008. This decrease was primarily driven by lower sales volume and favorable product mix.

Research & Development (R&D) expenses were $605 million in the first quarter of 2009 versus $661 million in the first quarter of 2008, a decrease of 8 percent. This decrease was primarily driven by lower clinical trial costs for the denosumab registrational studies due to completion of enrollment, lower motesanib clinical trial costs associated with the delay of the non-small cell lung cancer trial (NSCLC), lower staff related costs, and increased partnership expense recoveries.

Selling, General & Administrative (SG&A) expenses decreased 10 percent to $774 million in the first quarter of 2009 versus $862 million in the first quarter of 2008 reflecting lower expenses associated with the Wyeth profit share related to lower ENBREL sales, lower litigation expenses, lower enterprise resource planning (ERP) system related expenses following the implementation of a new ERP system, and lower staff related expenses, partially offset by higher product promotional expenses. Excluding Wyeth profit share, SG&A expenses decreased 6 percent versus the first quarter of 2008.

The adjusted tax rate in the first quarter of 2009 was 21.5 percent compared to 22.4 percent in the first quarter of 2008. The decrease in the adjusted tax rate is primarily due to the fact that the Federal R&D tax credit had not yet been extended in the first quarter of 2008.

During the first quarter of 2009, Amgen repurchased approximately 38 million shares of its common stock at a total cost of $2 billion. The Company currently has $2.2 billion remaining under its authorized stock repurchase program.

Average diluted shares for adjusted EPS in the first quarter of 2009 were 1,037 million versus 1,091 million in the first quarter of 2008.

Capital expenditures for the first quarter of 2009 were approximately $117 million versus $170 million in the first quarter of 2008. Worldwide cash and marketable securities were $10.4 billion and adjusted outstanding debt was $12.2 billion at the end of the first quarter of 2009. The Company’s adjusted outstanding debt excludes the impact of adopting FSP APB 14-1 on the carrying values of its convertible debt. The Company’s outstanding debt presented in accordance with GAAP was $11.4 billion at the end of the first quarter of 2009.

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AMGEN’S FIRST QUARTER ADJUSTED EPS DECREASED 4 PERCENT TO

$1.08; FIRST QUARTER REVENUE DECREASED 8 PERCENT TO $3.3 BILLION

2009 Guidance Update

The Company now expects total revenue for 2009 to be in the range of $14.4 to $14.8 billion, a decrease from the previous range of $14.8 to $15.2 billion. Amgen continues to expect 2009 adjusted EPS to be in the range of $4.55 to $4.75, excluding stock option expense, certain expenses related to acquisitions, restructuring charges, the incremental non-cash interest expense resulting from the change in accounting for convertible debt, and certain other items itemized on the reconciliation table below.

The Company now expects 2009 capital expenditures to be approximately $650 million, down from the previous estimate of approximately $700M.

First Quarter Product and Pipeline Update

The Company provided updates on selected products and clinical programs.

Aranesp: The Company discussed the Aranesp pharmacovigilance study (‘782 study), a randomized double-blind, placebo-controlled, Phase 3 non-inferiority study evaluating overall survival when comparing advanced NSCLC patients on Aranesp to patients receiving placebo. Investigator recruitment is in progress.

Motesanib: The Company indicated that the FDA has agreed with the revised study protocol for the Phase 3 MONET1 trial evaluating motesanib in combination with paclitaxel and carboplatin for the first-line treatment of advanced NSCLC. The Company is preparing to reinitiate enrollment. Motesanib is part of a broad co-development program between Amgen and Takeda and Millennium: the Takeda Oncology Company.

The Company also announced that Phase 2 programs in NSCLC in metastatic breast cancer have been completed. The results support continued development. The company will present detailed information in an appropriate scientific forum.

Vectibix: The Company updated the status of the randomized, multicenter, Phase 3 study to compare the efficacy of panitumumab in combination with Oxaliplatin/ 5-Fluorouracil/Leucovorin to the efficacy of Oxaliplatin/ 5-Fluorouracil/Leucovorin alone in patients with previously untreated metastatic colorectal cancer (‘203 study). The review of the blinded data available to date indicated that there had not been sufficient progression events to meet the minimum number as outlined in the statistical analysis plan. Therefore, the company elected to accrue additional data and now anticipates the ‘203 study results in the third quarter. The company also anticipates results in the third

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AMGEN’S FIRST QUARTER ADJUSTED EPS DECREASED 4 PERCENT TO

$1.08; FIRST QUARTER REVENUE DECREASED 8 PERCENT TO $3.3 BILLION

quarter from a Phase 3 study comparing the efficacy of panitumumab in combination with Irinotecan/ 5-Fluorouracil/Leucovorin to the efficacy of Irinotecan/ 5-Fluorouracil/Leucovorin alone in patients with previously treated metastatic colorectal cancer (‘181 study). In addition, a Phase 3 study to compare efficacy of panitumumab in combination with chemotherapy versus chemotherapy alone as first line therapy for metastatic and/or recurrent squamous cell carcinoma of the head and neck has completed enrollment.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP basis) for the three months ended March 31, 2009 and 2008. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP basis) at March 31, 2009. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2008, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

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AMGEN’S FIRST QUARTER ADJUSTED EPS DECREASED 4 PERCENT TO

$1.08; FIRST QUARTER REVENUE DECREASED 8 PERCENT TO $3.3 BILLION

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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AMGEN’S FIRST QUARTER ADJUSTED EPS DECREASED 4 PERCENT TO

$1.08; FIRST QUARTER REVENUE DECREASED 8 PERCENT TO $3.3 BILLION

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2009					Three Months Ended March 31, 2008
	GAAP	Adjustments		“Adjusted”		GAAP “Revised” (a)	Adjustments		“Adjusted”
Revenues:
Product sales	$3,238	$—		$3,238		$3,537	$—		$3,537
Other revenues	70	—		70		76	—		76

Total revenues	3,308	—		3,308		3,613	—		3,613

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	477	(3	)(b)	474		546	(3	)(b)	542
							(1	)(d)
Research and development	633	(11	)(b)	605		694	(12	)(b)	661
		(17	)(c)				(18	)(c)
							(2	)(d)
							(1	)(g)
Selling, general and administrative	798	(10	)(b)	774		874	(13	)(b)	862
		(14	)(d)				1	(d)
Amortization of intangible assets	74	(74	)(e)	—		74	(74	)(e)	—
Other charges	5	(5	)(d)	—		10	(10	)(d)	—

Total operating expenses	1,987	(134)		1,853		2,198	(133)		2,065
Operating income	1,321	134		1,455		1,415	133		1,548
Interest and other income (expense), net	(89)	61	(f)	(28)		(35)	57	(f)	22

Income before income taxes	1,232	195		1,427		1,380	190		1,570
Provision for income taxes	213	69	(h)	307		280	72	(j)	352
		25	(i)

Net income	$1,019	$101		$1,120		$1,100	$118		$1,218

Earnings per share:
Basic	$0.99			$1.09		$1.01			$1.12
Diluted (k)	$0.98			$1.08	(b)	$1.01			$1.12	(b)

Average shares used in calculation of earnings per share:
Basic	1,032			1,032		1,089			1,089
Diluted (k)	1,037			1,037	(b)	1,092			1,091	(b)

(a) - (k)	See explanatory notes on the following pages, which includes in note (a) a discussion of the retrospectively applied change in method of accounting for our convertible notes under Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”).

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AMGEN’S FIRST QUARTER ADJUSTED EPS DECREASED 4 PERCENT TO

$1.08; FIRST QUARTER REVENUE DECREASED 8 PERCENT TO $3.3 BILLION

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	Effective January 1, 2009, we adopted FSP APB 14-1, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. Under this new method of accounting, the debt and equity components of our convertible notes are bifurcated and accounted for separately. The equity components of our convertible notes are included in Stockholders’ equity in our Condensed Consolidated Balance Sheets with a corresponding reduction in the carrying values of our convertible notes as of the date of issuance or modification, as applicable. The reduced carrying values of our convertible notes are being accreted back to their principal amounts through the recognition of non-cash interest expense. This results in recognizing interest expense on these borrowings at effective rates approximating what we would have incurred had we issued nonconvertible debt with otherwise similar terms.

In connection with applying this new accounting to prior periods, we recorded $57 million of additional non-cash interest expense in the three months ended March 31, 2008. As a result, our previously reported results of operations calculated in accordance with GAAP have been revised for the three months ended March 31, 2008, as follows:

	Three months ended March 31, 2008
	As originally reported	Effect of FSP APB 14-1	“Revised”
Operating income	$1,415	$—	$1,415
Interest and other income (expense), net	22	(57)	(35)

Income before income taxes	1,437	(57)	1,380
Provision for income taxes	301	(21)	280

Net income	$1,136	$(36)	$1,100

Earnings per share:
Basic	$1.04	$(0.03)	$1.01
Diluted	$1.04	$(0.03)	$1.01

(b)	To exclude the impact of stock option expense recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. For the three months ended March 31, 2009 and 2008, the total pre-tax expense for employee stock options in accordance with SFAS No. 123R was $24 million and $28 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three months ended March 31, 2009 and 2008 was as follows:

	Three months ended March 31,
	2009	2008
“Adjusted” diluted EPS, excluding stock option expense	$1.08	$1.12
Impact of stock option expense (net of tax)	(0.01)	(0.02)

“Adjusted” diluted EPS, including stock option expense	$1.07	$1.10

(c)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the acquisitions of Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”).

(d)	To exclude the following restructuring (expenses)/recoveries associated with our restructuring plan announced in August 2007 and the additional cost saving initiatives announced in 2008, as follows:

	Separation costs (1)	Asset impairment (2)	Other (3)	Total
Three months ended March 31, 2009
Selling, general and administrative (SG&A)	$—	$—	$(14)	$(14)
Other charges	(5)	—	—	(5)

	$(5)	$—	$(14)	$(19)

Three months ended March 31, 2008
Cost of sales (excluding amortization of intangible assets)	$—	$(1)	$—	$(1)
Research and development (R&D)	(2)	—	—	(2)
SG&A	—	—	1	1
Other charges	(4)	(2)	(4)	(10)

	$(6)	$(3)	$(3)	$(12)

(1)	Severance and other separation costs.
(2)	Asset impairment charges principally incurred in connection with the rationalization of our worldwide manufacturing operations in order to gain cost efficiencies.
(3)	To exclude (i) from SG&A in 2009, integration costs associated with certain cost saving initiatives and (ii) from Other charges in 2008, loss accruals for leases principally related to certain facilities that will not be used in our business.

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AMGEN’S FIRST QUARTER ADJUSTED EPS DECREASED 4 PERCENT TO

$1.08; FIRST QUARTER REVENUE DECREASED 8 PERCENT TO $3.3 BILLION

(e)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition.

(f)	To exclude the incremental non-cash interest expense resulting from our adoption of FSP APB 14-1 (see (a) above).

(g)	To exclude merger related expenses incurred due to the Alantos Pharmaceutical Holding, Inc. acquisition, primarily related to incremental costs associated with retention.

(h)	To reflect the tax effect of the above adjustments for 2009.

(i)	To exclude the net tax benefit resulting from adjustments to previously established deferred taxes, primarily related to prior acquisitions and stock option expense, due to changes in California tax law effective for future periods.

(j)	To reflect the tax effect of the above adjustments for 2008, excluding certain of the restructuring charges (see (d) above).

(k)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three months ended March 31, 2009			Three months ended March 31, 2008
	GAAP	“Adjusted”		GAAP “Revised”	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,019	$1,120		$1,100	$1,218

Shares (Denominator):
Weighted-average shares for basic EPS	1,032	1,032		1,089	1,089
Effect of dilutive securities	5	5	(*)	3	2	(*)

Weighted-average shares for diluted EPS	1,037	1,037		1,092	1,091

Diluted earnings per share	$0.98	$1.08		$1.01	$1.12

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three months ended March 31, 2009 and 2008 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

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AMGEN’S FIRST QUARTER ADJUSTED EPS DECREASED 4 PERCENT TO

$1.08; FIRST QUARTER REVENUE DECREASED 8 PERCENT TO $3.3 BILLION

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended March 31,
	2009	2008
Aranesp® - U.S.	$292	$405
Aranesp® - International	334	356
EPOGEN® - U.S	565	554
Neulasta® - U.S.	594	569
NEUPOGEN® - U.S.	202	223
Neulasta® - International	183	187
NEUPOGEN® - International	94	107
Enbrel® - U.S.	712	904
Enbrel® - International	46	47
Sensipar® - U.S.	99	93
Sensipar® - International	49	40
Vectibix® - U.S.	25	32
Vectibix® - International	28	2
Other product sales - U.S.	13	8
Other product sales - International	2	10

Total product sales	$3,238	$3,537

U.S.	$2,502	$2,788
International	736	749

Total product sales	$3,238	$3,537

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AMGEN’S FIRST QUARTER ADJUSTED EPS DECREASED 4 PERCENT TO

$1.08; FIRST QUARTER REVENUE DECREASED 8 PERCENT TO $3.3 BILLION

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	March 31, 2009	December 31, 2008 “Revised” (a)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$10,378	$9,552
Trade receivables, net	2,009	2,073
Inventories	2,080	2,075
Other current assets	1,609	1,521

Total current assets	16,076	15,221
Property, plant and equipment, net	5,804	5,879
Intangible assets, net	2,882	2,988
Goodwill	11,336	11,339
Other assets	1,282	1,000

Total assets	$37,380	$36,427

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,673	$3,886
Current portion of other long-term debt	1,000	1,000

Total current liabilities	4,673	4,886
Convertible notes	4,320	4,257
Other long-term debt	6,088	4,095
Other non-current liabilities	2,332	2,304
Stockholders’ equity	19,967	20,885

Total liabilities and stockholders’ equity	$37,380	$36,427

Shares outstanding	1,011	1,047

(a)	As discussed in more detail above in the notes to the Reconciliation of GAAP Earnings to “Adjusted” Earnings, effective January 1, 2009, we adopted FSP APB 14-1, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. As a result, our previously reported Consolidated Balance Sheet as of December 31, 2008 has been revised as follows:

	December 31, 2008
	As originally reported	Effect of FSP APB 14-1		“Revised”
Other non-current assets	$1,016	$(16)		$1,000
Convertible notes	5,081	(824)	(1)	4,257
Other non-current liabilities	1,995	309	(2)	2,304
Stockholders’ equity	20,386	499	(3)	20,885

(1)	The reduction in Convertible notes reflects the bifurcation of the equity components of our convertible notes partially offset by the accretion of the reduced carrying values resulting from the recognition of non-cash interest expense through December 31, 2008.

(2)	The increase in Other non-current liabilities reflects the impact of deferred income taxes.

(3)	The increase in Stockholders’ equity reflects the addition of the equity components of our convertible notes, partially offset by (i) non-cash interest expense recognized through December 31, 2008 related to the accretion of the reduced carrying values of our convertible notes and (ii) the impact of deferred income taxes.

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AMGEN’S FIRST QUARTER ADJUSTED EPS DECREASED 4 PERCENT TO

$1.08; FIRST QUARTER REVENUE DECREASED 8 PERCENT TO $3.3 BILLION

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2009

(Unaudited)

2009
“Adjusted” earnings per share guidance (a)	$4.55 - $4.75

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets, product technology rights (b)	(0.18)
Incremental non-cash interest expense (c)	(0.15) - (0.16)
Stock option expense (d)	(0.06) - (0.08)
Restructuring costs (e)	(0.04) - (0.06)
Amortization of acquired intangible assets, R&D technology rights (f)	(0.04)
California tax law change (g)	0.02

GAAP earnings per share guidance	$4.05 - $4.30

(a)	On April 23, 2009, the Company reaffirmed its 2009 adjusted earnings per share guidance.

(b)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(c)	To exclude the incremental non-cash interest expense resulting from our adoption of FSP APB 14-1.

(d)	To exclude stock option expense associated with SFAS No. 123R.

(e)	To exclude restructuring related costs.

(f)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

(g)	To exclude the net tax benefit resulting from adjustments to previously established deferred taxes, primarily related to prior acquisitions and stock option expense, due to changes in California tax law effective for future periods.